EXHIBIT 107

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $0.001 par value	13,500,000	$0.03	$405,000	$44.63
Total Registration Fee				$44.63	(3)

(1) The Registrant is registering for resale by the selling stockholders identified in the prospectus contained herein 13,500,000 shares of common stock. Pursuant to Rule 416 under the Securities Act, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions. Pursuant to Rule 416 of the Securities Act, as amended, this registration statement shall be deemed to cover additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms that provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend paid with respect to, the registered securities.

(2) Estimated solely for purposes of calculating the registration fee under Rule 457 under the Securities Act, and based on the average of the high and low price per share of the Registrant’s common stock reported on the OTCQB market on December 15, 2022. Our common stock is traded on the “OTCQB” tier of OTC Markets, where the selling stockholders may sell their shares at prevailing market prices or privately negotiated prices.

(3) The registration fee of $44.63 was previously paid in connection with the Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.